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                                                                    EXHIBIT 10.2

EQUIFAX INC. EXECUTIVE INCENTIVE COMPENSATION PLAN

  During 1994, certain Executive Officers of the Company participated in the Equifax Inc. Executive Incentive Compensation Plan. The 1994 Plan is filed herewith.

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                                                                    EXHIBIT 10.2

                                  EQUIFAX INC.
                         EXECUTIVE INCENTIVE PLAN (EIP)

                           EXECUTIVE MANAGEMENT GROUP


                                  I.  PURPOSE

The Equifax Inc. Incentive Compensation Plan rewards eligible officers for their contribution toward the success of the Corporation. The purpose of the Plan is to encourage and reward the attainment of performance goals established annually for executive management of the Corporation.


                                II.  DEFINITIONS

The following words and phrases used in the Plan shall have these meanings:

      .   "Board of Directors" means the Board of Directors of Equifax
          Inc.

      . "Cash Payment Maximum" means the incentive amount equal to one and one-half times the incentive target opportunity and above which any award earned will be paid only in the form of restricted stock.

      . "Corporation" means the amalgam of all divisions and companies, domestic and foreign, including equity accounting entities consolidated with Equifax Inc. for EPS purposes.

      . "Earnings Per Share" ("EPS") means the net income per share after taxes for Equifax Inc. on a consolidated basis. In the event extraordinary transactions occur during a plan year which impact EPS, the Management Compensation Committee may approve adjustments to EPS for the Executive Incentive Plan.

      .   "Equifax Inc." means the corporate entity.

      . "EVA" - "Economic Value Added" means the net income after taxes less the charge for employed capital.

      . "Executive Officer" means any officer of Equifax Inc. holding the title of Chief Executive Officer, President, Executive Vice President or Senior Vice President (or an equivalent position as determined by the Committee).

      . "Incentive Year" means the 12 month period from January 1 through December 31, coinciding with the calendar year and the fiscal year of Equifax Inc.

      . "Management Compensation Committee" (the "Committee") means the Management Compensation Committee of the Board of Directors of Equifax Inc.

      . "Plan" means the Equifax Inc. Incentive Compensation Plan for Executive Management.

      . "Plan Maximum" means the maximum incentive opportunity under the Plan and includes any payments in cash or stock which may be earned.


      . "Salary" means the base salary earnings of each participant for the calendar year or that portion of the calendar year for which the participant is eligible.

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                              III.  ADMINISTRATION

The Plan shall be administered by the Corporate Compensation Department, consistent with guidelines established by the Committee from time to time. The Plan shall be construed and administered in accordance with the laws of the State of Georgia.


                       IV.  ELIGIBILITY FOR PARTICIPATION

Employees eligible to participate in the Executive Incentive Compensation Plan include all Executive Officers of Equifax Inc. as defined for Plan purposes.

Eligibility is also extended to employees in this management group at the beginning of the Incentive Year but who were changed to another non-eligible status and continued employment in the latter status through the Incentive Year, or those entering the eligible group during the year. In either event, their incentive will be calculated only on Salary for that portion of the year they were eligible.

Participants who leave the company for military service during the incentive period; who, with the consent of the Corporation, retire after reaching age 55 during the incentive period; who die; who are forced to leave because of disability or job elimination during the incentive period; who transfer to another Equifax company; or who leave prior to the delivery of any incentive payment are also eligible for participation. If a participant terminates employment during the plan period for any other reason, no award is payable under the plan.

A participant in one of these situations receives a prorated portion of his or her incentive award determined at the end of the incentive period in which the terminations occurs. The prorated award is paid at the same time as awards are paid to active participants. If a participant's employment terminates between the end of a performance period and the award payment date for that period for any reason other than an immediately dismissable offense, the full award earned for the period will be paid.

If a participant's employment is terminated during this period for any immediately dismissable offense, no award will be paid, unless otherwise required by law.

If a participant terminates employment prior to the delivery of any incentive payment earned to accept employment with an Equifax competitor, or to independently compete with Equifax, no award will be paid.


                          V.  DETERMINATION OF AWARDS

For each fiscal year the Committee will establish minimum EPS and EVA goals for Plan purposes. If the Corporation fails to meet these minimum goals for the year, then the Committee may in its sole discretion authorize incentive payments to any, all, or none of the participants in the Plan based on such considerations as the Committee deems appropriate.

If the Corporation does meet the minimum goals for the year, incentive awards will be determined on the basis of actual performance during the Incentive Year as compared with established goals, as described below, and as indicated on the attachment to this Plan.

      - The Committee shall establish the target level of Corporate EPS and EVA, as well as the Corporate EPS and EVA level necessary for Maximum incentive awards, for each participant.

      - The target level of group and subsidiary goals applicable to participants shall be based on the annual business plan and other relevant data.

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      -   Individual performance goals will be established by the
          Committee for the CEO. The CEO will establish individual performance goals for other participants.

      - The Committee will approve the relative weighting of the above-mentioned goals for the CEO. The CEO will approve the relative weighting of these goals for each other participant.

      - A target incentive award and a maximum incentive award shall be established by the Committee for each participant, expressed in terms of a percentage of that participant's salary for the Incentive Year.

Individual incentive awards will be deemed earned based upon the degree to which all established goals are attained for the Incentive Year. Any interpolation between designated award levels for the Plan year shall be determined by the Committee in its sole discretion. In the event a participant is rated "below full attainment" on his individual performance goals, no incentive payment is awarded except at the discretion of the appropriate management authority.

Eligible employees transferred into or out of organizational entities covered by this Plan will be paid incentive for the months in the specific unit. Those employees eligible for participation for a portion of the year will receive an award applicable only to the Salary for that portion of the year eligible under this Plan.

Eligible earnings include base salary only. Transfer reimbursements, relocation pay, station allowance, severance, and payments made as vacation pay in lieu of time off to retirees and those leaving the company for military service or health disability are excluded from the incentive calculation. Salary received while on Salary Continuance is considered eligible for incentive pay calculations.


                             VI.  PAYMENT OF AWARDS

Awards will normally be paid to eligible participants in February following the close of the Incentive Year.


                                VII. LIMITATIONS

The Committee is the final authority for administration and interpretation of this Plan and each determination by the Committee shall be binding and conclusive for all purposes.

No individual (or an individual's personal representative) who, during the course of an Incentive Year, leaves active employment with the Corporation for any reason other than retirement, military service, death, disability, or job elimination shall presume any claim or right to be granted an award under this Plan for any part of that year.

If at any time prior to the payment of an incentive award for a plan year the Committee determines that a participants has committed an act of fraud or dishonesty with respect to the Corporation, such participants shall forfeit any incentive award to which he otherwise may have been entitled.

No employee, nor any employee's personal representative, shall presume any claim or right to be granted an award under this Plan.

Participants in this Plan should in no way be construed as giving to an employee the right to be retained in the Corporation's employ.

All incentive awards under this Plan shall be paid from the general assets of the Company, and no participant shall have the right to require the Corporation to segregate or secure any assets or property to provide for incentive awards

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hereunder.


                            VIII.  TERM OF THE PLAN

The Plan shall continue from year to year at the discretion of the Board of Directors. In keeping with its purposes, the Committee will review the Plan annually and will report to the Board any recommendations for changes and improvements to assure the fulfillment of the objectives of the Plan.


                              IX.  EFFECTIVE DATE

This Plan, as amended and restated, shall become effective for the 1994 plan year.


                                 X.  AMENDMENTS

The Committee, or the Board of Directors, may amend, suspend or terminate this Plan at any time.



3/94                                                    (Exec. Mgmt.)

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